Exhibit 99.1
Financial Media Contact:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Kodak Completes KKR Transaction
KKR Nominees, Adam Clammer and Herald Chen, Join Kodak Board
ROCHESTER, N.Y., Sept. 29 – Eastman Kodak Company (NYSE:EK) announced today that it has completed a previously announced issuance to Kohlberg Kravis Roberts & Co. L.P. (KKR) managed investment vehicles of $300 million in aggregate principal amount of 10.50% Senior Secured Notes due 2017 and warrants to purchase 40 million shares of Kodak common stock. As announced on September 16, 2009, the KKR transaction, along with a separate private placement transaction of $400 million aggregate principal amount of Convertible Senior Notes due 2017, which closed on September 23, 2009, was part of an overall $700 million financing transaction designed to reinforce Kodak’s strategic direction and strengthen the company’s financial position.
     Under the terms of the agreement, and subject to certain exceptions, the KKR group is required to hold the warrants and shares issuable upon exercise of the warrants for a minimum of two years. So long as the KKR group holds warrants to purchase at least 50% of the number of shares of Kodak common stock issuable upon exercise of warrants purchased in the transaction (or at least 50% of the shares issued upon exercise thereof), KKR will have the right to nominate up to two members of Kodak’s Board of Directors. If that warrant amount falls below 50%, but is at least 25%, KKR will have the right to nominate one member of Kodak’s Board of Directors. If that warrant amount falls below 25%, the KKR group will no longer have the right to nominate any directors.
     The net proceeds of the KKR transaction, along with the net proceeds of the separate convertible senior note offering, are being used in part by Kodak to repurchase the company’s existing 3.375% Convertible Senior Notes due 2033, a move that will bolster the company’s balance sheet and free up capital for core investments. Excess proceeds will be used for general corporate purposes.

Kodak Completes KKR Transaction / Page 2
     In conjunction with the closing of the KKR transaction, Kodak’s Board of Directors has elected to the board the following two individuals nominated by KKR:
•	Adam H. Clammer joined KKR in 1995 and currently heads the Technology Group. He has been actively involved with several companies, including Aricent, Avago Technologies, Borden, Intermedia Communications, Jazz Pharmaceuticals, MedCath, NXP, RELTEC and SunGard Data Systems. He is currently on the board of directors of Aricent, Avago and NXP. Prior to joining KKR, Mr. Clammer was with Morgan Stanley & Co. in Hong Kong and New York in the Mergers and Acquisitions department. He received a B.S. from the University of California and an M.B.A. from Harvard Business School.

•	Herald Y. Chen rejoined KKR in 2007, having previously worked for the Firm from 1995 to 1997. Over his investing career, he has been directly involved with companies including Kindercare Learning Centers, Sun Microsystems, Alaska Communications, Byram Healthcare, United American Energy, VCST Industrial and WJ Communications. He is a member of the Technology industry team and serves on the board of Accel-KKR. Prior to rejoining KKR, Mr. Chen was a Managing Director with Fox Paine & Company, served as CEO of ACMI Corporation, and was Chief Financial Officer and Co-Founder of Jamcracker, Inc., a software-as-a-service solutions company. Prior to completing his M.B.A., he was employed by KKR and Goldman, Sachs & Co. Mr. Chen holds B.S./B.S.E. degrees from The University of Pennsylvania’s Wharton School and School of Engineering and an M.B.A. from The Stanford Graduate School of Business.
Details of the Transaction
     The Senior Secured Notes will bear cash interest at a rate of 10% per year, payable semiannually in arrears on October 1 and April 1 of each year, beginning April 1, 2010.
     The Senior Secured Notes also will bear interest payable-in-kind (“PIK Interest”), at a rate of 0.50%, which will be paid by increasing the principal amount of the Senior Secured Notes. In addition, the Senior Secured Notes were issued at a 4% discount to the aggregate principal amount issued.
     The warrants are exercisable any time prior to the eighth anniversary of the date of issuance at an exercise price of $5.50 per share. The warrants may be exercised for cash or on a net exercise basis.

Kodak Completes KKR Transaction / Page 3
     Investors are encouraged to review Kodak’s Current Reports on Form 8-K filed in connection with the transaction, which set forth additional details concerning the transaction and include as exhibits certain documents executed in connection with the transaction.
Forward-Looking Statements
Certain statements in this press release may be forward-looking in nature, or “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. For example, references to Kodak’s expectations regarding the following are forward-looking statements: Kodak’s strategic direction, the strength of Kodak’s financial position and balance sheet, available capital and use of proceeds. Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995” and in other filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak’s control. In addition, any forward-looking statements represent Kodak’s estimates only as of the date they are made, and should not be relied upon as representing Kodak’s estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.
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2009